Product supplement W-A To prospectus dated October 10, 2006 and prospectus supplement dated November 15, 2007	Registration Statement No. 333-137902 Dated October 10, 2006 Rule 424(b)(2)

Deutsche Bank AG

Call Warrants Linked to an Index

General

•   Deutsche Bank AG may offer and sell warrants linked to an index, which may include an index created by Deutsche Bank AG or one of its affiliates, from time to time. This product supplement describes terms that will apply generally to the warrants and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the warrants, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•   The warrants are unsecured contractual obligations of Deutsche Bank AG.

•   Payment on the warrants is linked to an underlying index as described below.

•   For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

•   Denominations and minimum investment amounts for the warrants will be specified in the relevant pricing supplement.

•   Investing in the warrants is not equivalent to investing in the underlying index or any of its the components.

•   The warrants will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

You must have an options-approved brokerage account in order to purchase the warrants. Investing in the warrants involves risks not associated with an investment in conventional securities. You could lose your entire investment. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

November 20, 2007

SUMMARY TERMS

Index	The underlying index designated in the relevant pricing supplement (the “Index”) accompanying this product supplement.

Issue Price	As specified in the relevant pricing supplement.

Notional Amount	As specified in the relevant pricing supplement.

Exercise of Warrants

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

Cash Settlement Amount

Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount.

If the Final Level is greater than the Initial Level (or the Strike Level, if applicable), the Cash Settlement Amount will be equal to the Notional Amount per warrant multiplied by the Index Return, subject, if applicable, to the Maximum Return. The Maximum Return is a percentage of the Notional Amount per warrant which we will determine on the trade date and which will be set forth in the relevant pricing supplement, if applicable. Accordingly, if the relevant pricing supplement specifies a Maximum Return, the appreciation potential of the warrants will be limited by the Maximum Return even if the Notional Amount per warrant multiplied by the Index Return would yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, if the Final Level is greater than the Initial Level (or the Strike Level, if applicable), the Cash Settlement Amount will be calculated as follows:

(Notional Amount per warrant x Index Return)

If the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), the Cash Settlement Amount will be zero and you will lose your entire investment.

Maximum Return	If applicable, as specified in the relevant pricing supplement.

Index Return	Unless otherwise specified in the relevant pricing supplement, the Index Return will be equal to:

Final Level – Initial Level (or the Strike Level, if applicable)

Initial Level (or the Strike Level, if applicable)

Initial Level	The Index closing level on the trade date, or such other level as specified in the relevant pricing supplement.

Final Level

The Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement.

Strike Level

A level of the Index as specified in the relevant pricing supplement. For example, the relevant pricing supplement may specify a Strike Level equal to 110% of the Index closing level on the trade date. The relevant pricing supplement may also specify a Strike Level that is equal to or less than 100% of the Index closing level on the trade date.

Index Valuation Date(s)

The Final Level will be calculated on a single date, which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant pricing supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Initial Settlement Date	As specified in the relevant pricing supplement

Expiration Date

Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if the Final Level is calculated on a single date, the Final Valuation Date; or (ii) if the Final Level is calculated on several dates, the last Averaging Date. The Expiration Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Final Settlement Date	As specified in the relevant pricing supplement and subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the warrants offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The warrants described in the relevant pricing supplement and this product supplement are not appropriate for all investors and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the warrants. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the warrants under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the warrants only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any warrants by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the warrants and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the warrants under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the heading “Description of Warrants” in the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe the terms that apply specifically to the warrants, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus and the relevant pricing supplement. Unless otherwise specified in the relevant pricing supplement, the term “warrant” refers to one of our Call Warrants Linked to an Index.

General

The warrants are our unsecured contractual obligations and will rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. We will issue the warrants pursuant to a warrant agreement between us and Deutsche Bank Trust Company Americas, as warrant agent.

The warrants do not provide for coupon payments and do not guarantee any return of your initial investment. On the Final Settlement Date, you will receive the Cash Settlement Amount, which will vary depending on the performance of the Index and which may be zero, calculated in accordance with the formula set forth below.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

Denominations, minimum investment amounts and the Notional Amount and Issue Price per warrant will be specified in the relevant pricing supplement. The warrants will be represented by one or more permanent global warrants registered in the name of DTC or its nominee, as described under “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the warrants will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus supplement and prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

Settlement

The Final Settlement Date for the warrants will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date or the last Averaging Date, as applicable, is postponed as described below.

Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount, based on the Notional Amount, the value of the Final Level relative to the Initial Level (or the Strike Level, if applicable) and the Maximum Return, if applicable.

•	If the Final Level is greater than the Initial Level (or the Strike Level, if applicable), the “Cash Settlement Amount” will be equal to the Notional Amount per warrant multiplied by the Index Return, subject, if applicable, to the Maximum Return. The “Maximum Return” is a percentage of the Notional Amount per warrant which we will determine on the trade date and which will be set forth in the relevant pricing supplement, if applicable. Accordingly, if the relevant pricing supplement specifies a Maximum Return, the appreciation potential of the warrants will be limited by the Maximum Return even if the Notional Amount per warrant multiplied by the Index Return would yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, if the Final Level is greater than the Initial Level (or the Strike Level, if applicable), the Cash Settlement Amount will be calculated as follows:

(Notional Amount per warrant x Index Return)

•	If the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), the Cash Settlement Amount will be zero and you will lose your entire investment.

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

Unless otherwise specified in the relevant pricing supplement, the “Index Return,” as calculated by the calculation agent, is equal to the percentage change in the closing level of the Index calculated by comparing the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Final Level”), to the Index closing level on the trade date (the “Initial Level”) or to a percentage of the Initial Level (the “Strike Level”). The relevant pricing supplement will specify the Initial Level (or the Strike Level, if applicable) and the manner in which the Final Level is determined. The Index Return, unless otherwise specified in the relevant pricing supplement, is calculated as follows:

Index Return = Final Level – Initial Level (or the Strike Level, if applicable)
Initial Level (or the Strike Level, if applicable)

The “Index closing level” on any trading day will be equal to the closing level of the Index or any successor index (as defined in the relevant pricing supplement) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

The “relevant exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for the Index, any component underlying the Index or any futures or options contract related to the Index, as applicable.

A “trading day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in The City of New York or London, England.

The Index Valuation Date(s), which will be either a single date, which we refer to as the “Final Valuation Date”, or several dates, each of which we refer to as an “Averaging Date,” will be specified in the relevant pricing supplement, and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index closing level for an Index Valuation Date will not be determined on a date later than the tenth scheduled trading day after the Final Valuation Date or the last Averaging Date, as applicable, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant warrants has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each component most recently underlying the Index.

Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if the Final Level is calculated on a single date, the Final Valuation Date; or (ii) if the Final Level is calculated on several dates, the last Averaging Date. If the Final Valuation Date or the last Averaging Date, as applicable, is postponed as described above, the Expiration Date will be postponed accordingly.

The Final Settlement Date will be set forth in the relevant pricing supplement. If the scheduled Final Settlement Date (as specified in the relevant pricing supplement) is not a business day, then the Final Settlement Date will be the next succeeding business day following such scheduled Final Settlement Date. If, due to a market disruption event or otherwise, the Final Valuation Date or the last Averaging Date, as applicable, is postponed so that it falls on a day that is less than three business days prior to the scheduled Final Settlement Date, the Final Settlement Date will be the third business day following such Final Valuation Date or Averaging Date, as postponed, unless otherwise specified in the relevant pricing supplement. We will describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the warrants on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the warrants entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding warrants by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the warrants entails risks not associated with an investment in conventional securities. The warrants do not provide for coupon payments or guarantee any return of your initial investment. Investing in the warrants is not equivalent to investing directly in the Index or any of the components underlying the Index. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement, before you decide that an investment in the warrants is suitable for you.

The warrants are a risky investment and may expire worthless.

Warrants are highly speculative and highly leveraged. If the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), the warrants will expire worthless and you will lose the entire amount of your initial investment. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of your investment in the warrants.

Investors may lose money even if the Index Return is positive.

Even if the Index Return is positive, it is possible that the Cash Settlement Amount will be less than the Issue Price. If this is the case, you will lose a portion of your investment in the warrants.

The warrants are suitable only for investors with options-approved accounts.

You will not be able to purchase the warrants unless you have an options-approved brokerage account.

The warrants do not provide for coupon payments or guarantee any return of your initial investment.

The warrants do not provide for coupon payments and may not return any of your initial investment. The amount payable upon exercise will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. You will lose all of your investment upon exercise if the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable). The relevant pricing supplement will specify whether the warrants have a Strike Level.

The time remaining to the Expiration Date may adversely affect the market value of the warrants.

You will lose your entire investment if the Index level does not increase over the term of the warrants. This risk reflects the nature of a warrant as an asset that tends to decline in value over time and that will be worthless if it is “out-of-the-money” when it is exercised. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the Index level falls below the Initial Level (or the Strike Level, if applicable), and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect, among other factors, the rise or decline in the Index level and the time remaining to the Expiration Date.

The warrants are non-standardized options.

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Index.

The warrants will be automatically exercised on the Expiration Date.

The warrants will be automatically exercised on the Expiration Date. Unless otherwise specified in the relevant pricing supplement, neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any appreciation of the Index as measured at any point in time prior to the Expiration Date. Even if the Index closing level is greater than the Initial Level (or the Strike Level, if applicable) at any time prior to the Expiration Date, if the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), you will lose your entire investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, if the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), you will not have the option to cancel your investment, continue to hold the warrants or otherwise seek a return of your investment, and you will not be able to benefit from any appreciation in the Index that occurs after the Expiration Date.

The appreciation potential of the warrants is limited to the Maximum Return, if applicable.

If the warrants are subject to a Maximum Return, the appreciation potential of the warrants is limited to the Maximum Return. Any applicable Maximum Return will be a percentage which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the warrants, the appreciation potential of the warrants will be limited to that Maximum Return even if the Notional Amount multiplied by the Index Return would yield a return that is greater than that Maximum Return.

Your return on the warrants, if any, generally will not reflect payments on the components underlying the Index.

Your return on the warrants, if any, will not reflect the return you would realize if you actually owned the components underlying the Index and received any payments made on those components. An investment in the warrants is not the same as an investment in the Index, the components underlying the Index or a debt security linked to the Index.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the warrants will not be listed on a securities exchange. There may be little or no secondary market for the warrants.

Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your warrants easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the warrants but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the warrants. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the warrants.

The Final Level may be less than the Index closing level on the Final Settlement Date or at various times during the term of the warrants.

Because the Final Level may be calculated based on the Index closing level on one or more Index Valuation Dates during the term of the warrants, the Index closing level on the Final Settlement Date or at various times during the term of the warrants, including dates near the Index Valuation Date(s), could be higher than the Final Level. This difference could be particularly large if there is a significant increase in the level of the Index before and/or after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index closing level during the term of the warrants (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date for the warrants is near the end of the term of the warrants, if the Index closing levels increase or remain relatively constant during the initial term of the warrants and then decrease significantly, the Final Level likely will be less than if it were calculated on a date earlier than the Index Valuation Date. If the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), the warrants will expire worthless and you will lose the entire amount of your initial investment. If the level of the Index increases during the term of the warrants, it is likely that the market value of the warrants will not increase by the same amount. It is also possible that the level of the Index may increase while the market value of the warrants declines, because the market value of the warrants will not be influenced solely by the changes in the levels of the Index.

The warrants are not designed to be short-term trading instruments.

The price at which you will be able to sell your warrants to us or our affiliates prior to expiration, if at all, may be at a substantial discount from the Issue Price of the warrants, even in cases where the Index has appreciated since the trade date. The potential returns described in the relevant pricing supplement assume that your warrants, which are not designed to be short-term trading instruments, are held to the Expiration Date.

The Index Return for the warrants will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect any Index whose underlying components are traded in currencies other than the U.S. dollar.

Although the components underlying the Index may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the warrants, which are linked to the Index, are denominated in U.S. dollars, and the amount payable on the warrants on the Final Settlement Date will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the components underlying such Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the warrants. The amount we pay in respect of the warrants on the Final Settlement Date will be determined solely in accordance with the procedures described in “Description of Warrants—Settlement.”

The warrants may be subject to currency exchange risk.

Because the prices of the components underlying an Index may be converted by the sponsor of such Index (the “Sponsor”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the Index, holders of the warrants will be exposed to currency exchange rate risk with respect to each of the currencies represented in any such Index. An investor’s net exposure will depend on the extent to which the currencies of the components underlying any such Index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of the Index may be adversely affected, and the payment, if any, on the Final Settlement Date may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to expiration, the value of the warrants will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the warrants. We expect that, generally, the levels of the Index on any day will affect the value of the warrants more than any other single factor. However, you should not expect the value of the warrants in the secondary market to vary in proportion to changes in the levels of the Index. The value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to expiration of the warrants;

•	the market price and dividend rate, if applicable, on the components underlying the Index;

•	interest and yield rates in the market generally and in the markets of the components underlying the Index;

•

economic, financial, political, regulatory or judicial events that affect the components underlying the Index or financial markets generally and that may affect the Index closing level on any Index Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return of your investment. If the Final Level is less than or equal to the Initial Level (or the Strike Level, if applicable), your warrants will expire worthless and will lose all of your investment.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates is likely to adversely affect the value of the warrants prior to expiration.

While the payment, if any, on the Final Settlement Date will be based on the Notional Amount of your warrants as described in the relevant pricing supplement, the original issue price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase warrants from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

The Sponsor may adjust the Index in ways that affect the level of the Index, and the Sponsor has no obligation to consider your interests.

The Sponsor is responsible for calculating and maintaining the Index. The Sponsor may add, delete or substitute the components underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of components included in the Index may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the warrants. The Sponsor has no obligation to consider your interests in calculating or revising the Index.

We do not control the Index, the calculation of the Index or the components underlying the Index.

Except as we may otherwise describe in the relevant pricing supplement, we will not be affiliated with the Sponsor of the Index and will have no control over the Index, the components underlying the Index or the calculation of the Index. As a result, we will have no ability to control the actions that could affect the value of the components underlying such Index or your warrants. None of the money you pay us will go to the Sponsor or, if applicable, any of the entities whose components are included in the Index, and none of those entities will be involved in the offering of the warrants in any way. Neither those entities nor we will have any obligation to consider your interests as a holder of the warrants in taking any corporate actions that might affect the value of your warrants.

You will not have voting rights or rights to receive payments with respect to any Index component.

As a holder of the warrants, you will not have voting rights or rights to receive any payments with respect to the components underlying the Index that holders of such components would have.

We or our affiliates may have economic interests adverse to those of the holders of the warrants.

Deutsche Bank AG and other affiliates of ours trade the components underlying the Index and other financial instruments related to the Index and its components on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the warrants. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the warrants and the amount payable to you on the Final Settlement Date.

We or our affiliates may also act as the Sponsor to an Index. In this role, we or our affiliates may exercise discretion in rebalancing any such Index during the term of the warrants. In the case of an Index with stock components, we or our affiliates may currently or from time to time engage in business with companies whose stocks may be included in such Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the components underlying such Index. Any prospective purchaser of warrants should undertake such independent investigation of each component included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the warrants.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of warrants with returns linked or related to changes in the levels of the Index or the components underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the warrants.

We may have hedged our obligations under the warrants directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the components underlying the Index and the levels of the Index and, therefore, the market value of the warrants. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the warrants declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level (or the Strike Level, if applicable), the Final Level, the Index closing levels, the Index Return and the amount that we will pay you on the Final Settlement Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the warrants, which may affect your return on the warrants, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Return and calculating the amount that we are required to pay you on the Final Settlement Date. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the warrants, it is possible that one or more of the Index Valuation Dates, the Expiration Date and the Final Settlement Date will be postponed, and your return will be adversely affected.

Holdings of the warrants by our affiliates and future sales may affect the price of the warrants.

Certain of our affiliates may purchase some of the warrants for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the warrants held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the warrants may fall. The negative effect of such sales on the prices of the warrants could be more pronounced if secondary trading in the warrants is limited or illiquid.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the warrants to holders who will hold the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the warrants as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, in the case of an Index comprising the stock of one or more entities, we will not attempt to ascertain whether any entity in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Index were so treated, certain adverse U.S. federal income tax consequences might apply upon the sale, exchange or exercise of the warrants, for a U.S. holder in the case of a PFIC and for a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC or the equivalent government authority by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Warrants

Except as otherwise provided in the relevant pricing supplement, we believe that the warrants should be treated as cash-settled options with respect to the Index for U.S. federal income tax purposes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. The following discussion assumes that the above treatment is respected and that the warrants are not listed or traded on any securities, options, commodities or other exchange.

Tax Consequences to U.S. Holders

The following discussion applies to “U.S. holders” of the warrants. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as otherwise provided in the applicable pricing supplement, the following are anticipated U.S. federal income tax consequences of the ownership and disposition of the warrants.

Tax Treatment Prior to the Settlement Date. You should not be required to recognize taxable income over the term of the warrants prior to the Settlement Date, other than pursuant to a sale or exchange, as described below.

Sale, Exchange, Exercise or Lapse of the Warrants. Upon a sale or exchange of the warrants prior to the Settlement Date, or upon the receipt of a cash payment (or no payment) upon the exercise or lapse of the warrants on the Settlement Date, subject to the possible application of Section 988 of the Code as discussed below, you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, exercise or lapse and your tax basis in the warrants so sold, exchanged, exercised or lapsed. Your tax basis in the warrants generally should equal the amount you paid to acquire the warrants. Such gain or loss should be long-term capital gain or loss if you have held your warrants for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Application of Section 988 of the Code. If the Index is based in whole or part on foreign currencies, because of the application of certain rules and regulations relating to foreign currency instruments under Section 988 of the Code, the gain or loss upon sale, exchange, exercise or lapse of the warrants could be treated as ordinary income or loss unless on or before the date you acquire the warrants you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat such gain or loss as capital gain or loss. If a valid election is made before the close of the day on which you acquire the warrants, your gain or loss on the warrants should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange, exercise or lapse you have held the warrants for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the transaction on your books and records on the date you acquire your warrants as being subject to such an election and file the relevant statement verifying such election with your federal income tax return, or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the conditions and procedures for making this election.

If you do not make the election referred to above, your gain or loss on the sale, exchange, exercise or lapse of the warrants could be ordinary income or loss to you. In that event, you should consult your tax adviser regarding the potential application of reporting requirements for losses in excess of specified thresholds, including special rules for ordinary losses with respect to foreign currency transactions.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the warrants. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purpose of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange, exercise or lapse. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or exercise of the warrants.

Sale, Exchange or Exercise of the Warrants. Subject to the discussion below regarding backup withholding and except as otherwise provided in the relevant pricing supplement, any gain from the sale or exchange of the warrants prior to the Settlement Date or upon the receipt of cash payment upon exercise of the warrants on the Settlement Date should not be subject to U.S. federal withholding or income tax unless that gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the warrants are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the warrants, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Proceeds received from a sale, exchange or exercise of the warrants will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the warrants includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the warrants which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its underlying components. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the level of the Index as well as the Initial Level (or the Strike Level, if applicable), and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or their underlying components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING INDEX

The underlying Index to which payment on the warrants will be linked, along with the method of calculating payments on the warrants in the event that the underlying Index is discontinued and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF WARRANTS

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level (or the Strike Level, if applicable), the Index closing level on each Index Valuation Date, the Final Level, the Index Return and the payment, if any, you will receive on the Final Settlement Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Final Settlement Date on or prior to 11:00 a.m. on the business day preceding the Final Settlement Date.

All calculations with respect to the Initial Level (or the Strike Level, if applicable), the Final Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per warrant on the Settlement Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the warrant agreement.

Listing

The warrants will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or notional amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of DBTCA in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of warrants has agreed to purchase, and we have agreed to sell, the aggregate Notional Amount of warrants set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the warrants directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees in the amount set forth in the relevant pricing supplement. After the initial offering of the warrants, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of the Conduct Rules of FINRA regarding the underwriting of securities of an affiliate by a firm that is a member of FINRA. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer. In addition, Rule 2720 requires that the initial public offering price of the warrants be no higher than that recommended by a “qualified independent underwriter,” who must participate in the preparation of the relevant pricing supplement and who must exercise the usual standards of “due diligence” with respect thereto.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the warrants in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, DBSI may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. DBSI must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the aggregate Notional Amount of warrants offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the warrants or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the

United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.